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                                                                  EXHIBIT 99.1


FOR IMMEDIATE RELEASE

SEEC INVESTOR RELATIONS:
Investor_Relations@seec.com
(412) 893-0300, ext. 490

            SEEC TO REDUCE COST STRUCTURE THROUGH WORKFORCE REDUCTION

PITTSBURGH, PA. OCTOBER 31, 2003--SEEC, Inc. (NASDAQ: SEEC) today announced that it has eliminated 22 positions worldwide, or approximately 16% of its workforce. The Company expects that this workforce reduction will lower its overall cost structure going forward. More details on the restructuring will be available in SEEC's upcoming earnings release for the quarter ended September 30, 2003.

"Today's actions are a result of SEEC's continual examination of every aspect of our business, and our goal to achieve profitable operations," said Bill Lipsin, President and CEO of SEEC. "We are confident that, even with these reductions, we will continue to provide the highest level of customer service and deliver the best customer value."

ABOUT SEEC, INC.
SEEC delivers smart application solutions that enable large, multinational companies to rapidly deliver new business processes across complex legacy environments and disparate business networks in the extended enterprise. The speed, flexibility and cost effectiveness of SEEC's solutions allow companies to more efficiently conduct business, increase productivity and profitability, and more quickly evolve and change to create competitive advantage.

SEEC's customers include Fortune 1000 manufacturers, insurance carriers, financial services companies and other leading companies throughout the world. SEEC has offices in Pittsburgh, Redwood City, California, Chicago, New York, London, and Hyderabad, India, plus alliances with leading consulting companies, independent software vendors, and global IT service providers in the Americas, Europe and Asia. More information is available at www.seec.com.

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FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements regarding future events or results, including the ability to realize the full strategic and financial potential of its acquisition of the Asera assets and increased IT spending, the impact of the restructuring on customer service and the ability to reduce expenses and achieve profitable operations. SEEC cautions readers that such statements are, in fact, predictions that are subject to risks and uncertainties, and that actual events or results may differ materially. Factors that could cause actual events or results to differ materially include the ability to realize expected benefits of the acquisition of the Asera assets; the ability to transition SEEC's sales process, the ability to leverage channel partners; customers' further reductions of IT spending and SEEC's reduced sales force. Each and all of these factors could be due to overall general economic conditions, or conditions in the software market, or otherwise. Other factors that could cause actual events or results to differ materially from those in the forward-looking statements are included in SEEC's filings with the Securities and Exchange Commission, specifically, SEEC's Annual Report on Form 10-K/A for the year ended March 31, 2003. SEEC undertakes no obligation to update its forward-looking statements at any time or for any reason.

(C)2003 SEEC, Inc.  SEEC product names are trademarks of SEEC, Inc.